Exhibit 10.3

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
UNDER THE BROOKDALE SENIOR LIVING INC.
2014 OMNIBUS INCENTIVE PLAN
This Award Agreement, including the Addendum hereto (this “Agreement”), dated as of February 15, 2023 (the “Date of Grant”), is made by and between Brookdale Senior Living Inc., a Delaware corporation (the “Company”), and Lucinda M. Baier (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Brookdale Senior Living Inc. 2014 Omnibus Incentive Plan (as amended and/or restated from time to time, the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.
1.Grant of RSUs.
(a)The Company hereby grants to the Participant 235,028 performance-based restricted stock units under the Plan (the “RSUs”). The RSUs are comprised of three tranches (each a “Tranche”), each of which shall be subject to the applicable performance criteria set forth below and the terms and conditions of the Plan and this Agreement.

	% of Initial RSUs	Performance Criteria	Scheduled Vesting Date
First Tranche	33 1/3%	Exhibit A	February 27, 2026
Second Tranche	33 1/3%	Exhibit B	February 27, 2026
Third Tranche	33 1/3%	Exhibit C	February 27, 2026
(b)Additional performance-based restricted stock units may become issuable to the Participant under the Plan as set forth in Section 2(a). If and when any such additional units become issuable, they shall be part of the applicable Tranche and subject to all of the terms and conditions of the Plan and this Agreement as RSUs.
2.Vesting.
(a)General. Except as otherwise provided in this Section 2 and in Section 2 of the Addendum to this Agreement, vesting with respect to each Tranche is subject to the satisfaction of both the Performance Criteria and the Service Condition (each as defined below) applicable to the Tranche. Subject to the provisions set forth below, each Tranche may vest on the scheduled vesting date set forth in Section 1(a) (together with any other date on which any portion of the RSUs may vest pursuant to this Section 2 and Section 2 of the Addendum, a “Vesting Date”), with the exact percentage of each Tranche that vests to be determined by the degree to which the Company’s performance results meet the applicable performance criteria set forth on Exhibit A through Exhibit C hereto (the “Performance Criteria”). Following the completion of the performance period on December 31, 2023 (for the First Tranche), December 31, 2024 (for the Second Tranche), and December 31, 2025 (for the Third Tranche) (as applicable, the “Measurement Date”), the Administrator shall determine the Company’s performance results relative to the applicable Performance Criteria. If the Company’s performance results are less than 100% on the scale set forth in the applicable Performance

Criteria, any RSUs comprising a portion of the applicable Tranche that is not earned shall be forfeited and be deemed no longer to be part of this Agreement effective as of the Measurement Date. If the Company’s performance results exceed 100% on the scale set forth in the applicable Performance Criteria, the Company shall issue such number of additional RSUs as calculated in the applicable Exhibit (the “Additional RSUs”), which shall become part of the applicable Tranche effective as of the applicable Measurement Date. Except as otherwise specifically set forth in this Agreement and Section 2 of the Addendum to this Agreement, vesting of any portion of the RSUs on any Vesting Date is subject to the continued employment of the Participant by the Company or one of its Subsidiaries or Affiliates (or a successor to any of them) from the Date of Grant to such Vesting Date (the “Service Condition”), and upon termination of the Participant’s employment with the Company and its Subsidiaries and Affiliates for any reason, all unvested RSUs outstanding as of the date of such termination shall automatically and without notice terminate and be forfeited and neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such RSUs.
(b)Award Not Assumed Following Change in Control. Upon the occurrence of a Change in Control, if the RSUs that are outstanding effective immediately prior to such Change in Control are not assumed, continued or substituted with an award relating to a publicly-traded security of the acquirer (or the Company) on the same terms and conditions that were applicable to such outstanding RSUs, then all such outstanding RSUs shall vest and be settled upon the consummation of the Change in Control.
(c)Award Assumed Following Change in Control. Upon the occurrence of a Change in Control in which the RSUs that are outstanding effective immediately prior to such Change in Control are assumed, continued or substituted with an award relating to a publicly-traded security of the acquirer (or the Company) on the same terms and conditions that were applicable to such outstanding RSUs, then such outstanding RSUs shall continue to vest subject to the Service Condition, and the Performance Criteria with respect to a particular Tranche shall no longer apply if the Change in Control occurs prior to the Measurement Date applicable to such Tranche (and for the avoidance of doubt, no Additional RSUs shall be paid or payable under this Agreement with respect to a particular Tranche in the event that a Change in Control occurs prior to the Measurement Date for such Tranche).
3.Settlement of Restricted Stock Units. As soon as practicable following each Vesting Date (but in no event later than 30 days following the Vesting Date or such earlier time specified in this Agreement), the Company shall issue to the Participant the number of shares of Stock equal to the aggregate number of RSUs that have vested pursuant to this Agreement on such date and the Participant shall thereafter have all the rights of a stockholder of the Company with respect to such shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares shall vest or be issuable under this Agreement, and any such fractional shares shall be rounded down to the next whole share; provided, that the Administrator may, in its sole discretion, provide a cash payment in lieu of any such fractional share.
4.Rights as a Stockholder. Section 4 of the Addendum is incorporated herein.
5.Adjustments. Pursuant to Section 5 of the Plan, in the event of a change in capitalization as described therein, the Administrator shall make such equitable changes or adjustments, as it deems necessary or appropriate, in its discretion, to the number and kind of securities or other property (including cash) issued or issuable in respect of outstanding RSUs.
6.Certain Changes. The Administrator may accelerate the vesting dates or otherwise adjust any of the terms of the RSUs; provided that, subject to Section 5 of the Plan, Section 11(f)

of the Addendum to this Agreement and Section 22 of this Agreement, no action under this Section shall adversely affect the Participant’s rights hereunder.
7.Notices. All notices and other communications under this Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing or 24 hours after transmission by facsimile to the respective parties, as follows: (i) if to the Company, at Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, TN 37027, Facsimile: (615) 564-8204, Attn: General Counsel and (ii) if to the Participant, using the contact information on file with the Company. Either party hereto may change such party’s address for notices by notice duly given pursuant hereto. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any notice or other communications related to the RSUs, this Agreement or current or future participation in the Plan by electronic means. The Participant hereby consents to receive such notices and other communications by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company (including the Company’s stock plan service provider’s website).
8.Taxes. The Participant has reviewed with the Participant’s own tax advisors the Federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant acknowledges and agrees that the Participant is responsible for the tax consequences associated with the award and vesting of the RSUs.
9.Withholding. Delivery of shares of Stock is conditioned upon Participant’s making arrangements satisfactory to the Administrator regarding payment of income and employment tax withholding requirements as set forth in Section 15 of the Plan; provided, however, that the Participant may elect, without the consent of the Company, to have the Company withhold from delivery of shares of Stock issuable upon the settlement of the RSUs such number of shares of Stock having a Fair Market Value not exceeding the applicable taxes to be withheld and applied to the tax obligations of the Participant as determined by the Company. In making its determination, the Company may calculate such amount by taking into account applicable withholding rates not exceeding the maximum individual statutory tax rates in the Participant’s applicable jurisdictions.
10.Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
11.Restrictive Covenants. The provisions of Section 11 of the Addendum to this Agreement are incorporated herein.
12.Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws. If Participant resides in California, Colorado, or Washington, at the time Participant enters into this Agreement, then for so long as the Participant resides in California, Colorado, or Washington, this Section 12 shall not apply to the covenants in Section 11 of the Addendum.
13.Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the RSUs and this Agreement shall be subject to all terms and conditions of the Plan.

14.Amendments; Construction. The Administrator may amend the terms of this Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Participant hereunder without the Participant’s consent. Headings to Sections of this Agreement are intended for convenience of reference only, are not part of this Agreement and shall have no effect on the interpretation hereof.
15.Survival of Terms. This Agreement shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors. The terms of Section 11 of the Addendum to this Agreement and Section 22 of this Agreement shall expressly survive the vesting and/or forfeiture of the RSUs and any expiration or termination of this Agreement.
16.Compliance with Stock Ownership and Retention Guidelines. The Participant hereby agrees to comply with the Company’s Stock Ownership and Retention Guidelines (as amended from time to time, the “Guidelines”), to the extent such Guidelines are applicable, or become applicable, to the Participant. The Participant further acknowledges that, if the Participant is not in compliance with such Guidelines (if applicable), the Administrator may refrain from issuing additional equity awards to the Participant and/or elect to pay the Participant’s annual bonus in the form of vested or unvested Common Stock.
17.Agreement Not a Contract for Services. Neither the Plan, the granting of the RSUs, this Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue to provide services as an officer, director, employee, consultant or advisor of the Company or any Subsidiary or Affiliate for any period of time or at any specific rate of compensation.
18.Restrictions. The RSUs may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Participant, and any shares of Stock issuable with respect to the RSUs may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until such shares of Stock have been issued to the Participant upon vesting of the RSUs in accordance with the terms of the Plan and this Agreement. Unless the Administrator determines otherwise, upon any attempt to transfer RSUs or any rights in respect of RSUs before the lapse of such restrictions, such RSUs, and all of the rights related thereto, shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company without consideration of any kind.
19.Authority of the Administrator. The Administrator shall have full authority to interpret and construe the terms of the Plan and this Agreement (including, without limitation, the authority to determine whether, and the extent to which, any Performance Criteria have been achieved). Pursuant to the terms of the Plan, the Administrator shall also have full authority to make equitable adjustments to the Performance Criteria in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. The determination of the Administrator as to any such matter of interpretation or construction shall be final, binding and conclusive.
20.Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provision or provisions in any other jurisdiction.
21.Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the RSUs subject to all the terms and conditions of the Plan and this Agreement. The Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions arising under this Agreement. By the Participant’s electronically accepting the award of the RSUs using an online or electronic system established and maintained by the Company or a third party designated by the Company (including the Company’s stock plan service provider’s website), the Participant agrees to be bound by the terms and conditions of the Plan and this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The Participant’s electronic acceptance of the award of the RSUs shall have the same validity and effect as a signature affixed to this Agreement by the Participant’s hand. Participant understands their participation in the terms of the Plan and this Agreement through acceptance of RSUs is entirely voluntary, and is not a term and/or condition of employment but is instead an award granted on a discretionary basis to align Participant’s interests with those of the Company’s stockholders and is an award that Participant is free to decline at Participant’s discretion.
22.Clawback. Notwithstanding anything herein to the contrary, the RSUs (including any shares of Stock issued to the Participant upon settlement thereof) shall be subject to forfeiture, reduction, and/or recoupment (i) to the extent provided in the Company’s Clawback and Forfeiture Policy, as it may be amended from time to time; (ii) to the extent that Participant becomes subject to any other recoupment or clawback policy hereafter adopted by the Company, including any such policy adopted by the Company to comply with the requirements of any applicable laws, rules, regulations, or stock exchange listing requirements, including pursuant to final SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (iii) to the extent provided under applicable legal requirements which impose recoupment, under circumstances set forth in such applicable legal requirements, including the Sarbanes-Oxley Act of 2002.
23.Section 409A. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the RSUs are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement or an accompanying election form executed by the Participant, if (i) on the date of the Participant’s Separation from Service with the Company the Participant is a “specified employee” (as such term is defined under Section 1.409A-1(i) of the Treasury Regulations promulgated under Section 409A of the Code) of the Company and (ii) any payments to be provided to the Participant pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code, or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six months after the date of the Participant’s separation from service from the Company, or if earlier, his or her death. Any payments delayed pursuant to this paragraph shall be made in a lump sum on the first day of the seventh month following the Participant’s separation from service, or if earlier, the Participant’s death. Each payment upon settlement of RSUs (and any related dividend or related dividend equivalent rights) constitutes a “separate payment” for purposes of Section 409A of the Code. Notwithstanding any other provision of this Agreement, if and to the extent that any payment under this Agreement constitutes non-qualified deferred compensation under Section 409A of the Code, and is payable upon (i) the Participant’s termination of employment, then such payment shall be made or provided to the Participant only upon a “separation from service” as defined for purposes of Section 409A of the Code, or (ii) a Change in Control, then such payment shall be made or provided to the Participant only upon a “change in the ownership”, a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the applicable corporation as defined for purposes of Section 409A of the Code.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

BROOKDALE SENIOR LIVING INC.

By:     /s/ Chad C. White
Name:     Chad C. White
Title:     Executive Vice President, General Counsel and Secretary

PARTICIPANT

/s/ Lucinda M. Baier
Lucinda M. Baier

EXHIBIT A

2023 RevPAR Growth*

Vesting of the First Tranche (plus any Additional RSUs that become issuable pursuant to Section 2(a) of the Agreement) will be dependent upon the Company’s one-year growth of Same Community RevPAR for fiscal 2023 compared to a base year of fiscal 2022 as set forth in the grid below, with vesting to be interpolated on a straight-line basis between the applicable levels based on actual results. Same Community RevPAR means the Same Community RevPAR as reported by the Company in its Annual Report on Form 10-K, earnings release and/or supplemental information for the year ended December 31, 2023.

Growth Rate	% of Target First Tranche to Vest
16.0% or Above (Maximum)	150%
13.5% (Target)	100%
11.0% (Threshold)	50%
Below 11.0%	No Vesting

*Subject in all cases to the terms of the Plan and the Agreement, including the discretionary and interpretative authority of the Administrator set forth in the Plan and the Agreement.

EXHIBIT B

2024 RevPAR Growth*

Vesting of the Second Tranche (plus any Additional RSUs that become issuable pursuant to Section 2(a) of the Agreement) will be dependent upon the Company’s one-year growth of Same Community RevPAR for fiscal 2024 compared to a base year of fiscal 2023 as set forth in the grid below, with vesting to be interpolated on a straight-line basis between the applicable levels based on actual results. Same Community RevPAR means the Same Community RevPAR as reported by the Company in its Annual Report on Form 10-K, earnings release and/or supplemental information for the year ended December 31, 2024.

Growth Rate	% of Target Second Tranche to Vest
12.5% or Above (Maximum)	150%
10.0% (Target)	100%
7.5% (Threshold)	50%
Below 7.5%	No Vesting

*Subject in all cases to the terms of the Plan and the Agreement, including the discretionary and interpretative authority of the Administrator set forth in the Plan and the Agreement.

EXHIBIT C

2025 RevPAR Growth*

Vesting of the Third Tranche (plus any Additional RSUs that become issuable pursuant to Section 2(a) of the Agreement) will be dependent upon the Company’s one-year growth of Same Community RevPAR for fiscal 2025 compared to a base year of fiscal 2024 as set forth in the grid below, with vesting to be interpolated on a straight-line basis between the applicable levels based on actual results. Same Community RevPAR means the Same Community RevPAR as reported by the Company in its Annual Report on Form 10-K, earnings release and/or supplemental information for the year ended December 31, 2025.

Growth Rate	% of Target Third Tranche to Vest
9.5% or Above (Maximum)	150%
7.0% (Target)	100%
4.5% (Threshold)	50%
Below 4.5%	No Vesting

*Subject in all cases to the terms of the Plan and the Agreement, including the discretionary and interpretative authority of the Administrator set forth in the Plan and the Agreement.

A-10

ADDENDUM TO
PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
UNDER THE BROOKDALE SENIOR LIVING INC.
2014 OMNIBUS INCENTIVE PLAN.
Section 2:
Notwithstanding Section 2 or anything in the Agreement to the contrary:
(i)    In the event that the Participant’s employment with the Company and its Subsidiaries and Affiliates (or a successor to any of them) is terminated within twelve months following a Change in Control by the Company (or such other entity) without Cause or by the Participant for Good Reason (as defined in the Employment Agreement by and between the Company and the Participant dated as of November 3, 2021), then the RSUs that are outstanding effective on the date of such termination shall vest effective upon such termination and be settled within 30 days following such termination.
(ii)     In the event that the Participant’s employment with the Company and its Subsidiaries and Affiliates is terminated by the Company without Cause or by the Participant with Good Reason (other than as described in paragraph (i) above) or on account of the Participant’s death or Disability, the following percentages of the applicable Tranches that are outstanding effective on the date of such termination of employment shall remain outstanding following such termination and shall be eligible to vest (including any Additional RSUs) subject to the achievement of the Performance Criteria as if the Service Condition shall have been met as of the applicable Vesting Date:
(A)     100% of the First Tranche for such termination that occurs on or prior to February 27, 2024 (with 100% of the Second Tranche and Third Tranche to be forfeited at termination);
(B)     100% of the First Tranche and Second Tranche for such termination that occurs after February 27, 2024 and on or prior to February 27, 2025 (with 100% of the Third Tranche to be forfeited at termination); and
(C)    100% of the First Tranche, Second Tranche, and Third Tranche for such termination that occurs after February 27, 2025 and on or prior to February 27, 2026.
Notwithstanding the foregoing, (A) in the event of a Change in Control following a termination event described in this subparagraph (ii), the RSUs outstanding effective immediately prior to such Change in Control shall vest and be settled upon the consummation of the Change in Control; and (B) in the event Participant’s employment is terminated on account of Disability and Participant did not actively provide services on at least one day in the one-year period immediately preceding the date set forth in clause (A) or the later date set forth in the applicable clause (B) or (C), then the treatment of the outstanding Tranches shall be as set forth in the earlier clause for which Participant actively provided services at least one day in the one-year period immediately preceding such date or later date, as applicable, set forth in such clause (and in the event that Participant did not actively provide services on at least one day in the one-year period immediately preceding the date set forth in clause (A), then 100% of the Tranches shall be forfeited at termination).
Section 4:
The Participant shall have no voting rights with respect to RSUs outstanding on any applicable record date. Any ordinary or extraordinary cash or stock dividend that may be declared and paid on the Common Stock with a record date on or after the Date of Grant and prior to the settlement date of the RSUs shall be deposited (in the same form as was payable to the holders of Common Stock) in an account and be paid upon, and subject to, the vesting and settlement of the RSUs. For the avoidance of doubt, the Participant shall not be entitled to payment of dividends or dividend equivalents with respect to an RSU unless and until the vesting and settlement of such RSU in accordance with this Agreement, and all such dividends or dividend equivalents with respect to any RSU shall forfeit upon the forfeiture of such RSU.
Section 11: Commitment to Avoid Detrimental Activities.
The Participant understands the Company has developed, and is continuing to develop, substantial relationships with actual and prospective officers, directors, employees, consultants, agents, customers, residents, patients, referral sources, clients, vendors, suppliers, investors, and equity and financing sources, associate and customer goodwill, and confidential and proprietary business information and trade secrets, which the Company and its Subsidiaries and Affiliates have the right to protect in order to safeguard their legitimate business interests. Any misappropriation of such relationships or goodwill, or any improper disclosure or use of the Company’s and its Subsidiaries’ and Affiliates’ confidential and proprietary business information and trade secrets would be highly detrimental to their business interests in that serious and substantial loss of business and pecuniary damages would result therefrom. The Participant also acknowledges and recognizes that an important purpose of this Agreement is to align the interests of Participant with those of the Company’s stockholders and to ensure that the Participant does not engage in activity detrimental to the interests of the Company’s stockholders if Participant is going to be allowed the opportunity to participate in the financial rewards that result from the RSUs and their relationship to the value of equity participation in the Company. In addition, Participant acknowledges that an ancillary purpose consistent with protecting the interests of the stockholders arises with respect to Participant because during the period of the Participant’s employment with the Company or any Subsidiary or Affiliate, the Participant shall have access to the Company’s Confidential Information (as defined below) and will meet and develop such relationships and goodwill. Participant accordingly agrees to comply with the provisions of this Section 11 as a condition of receipt and retention of the RSUs provided for in this Agreement and their beneficial value. Participant acknowledges and agrees not to contest or dispute the Company’s position that the prohibition of unfair competition provided for in this Section 11 is inextricably connected to and part of the Company’s governance of its internal affairs and relates directly to the interests of the Company’s stockholders. Nothing contained in this Section 11 shall limit any common law or statutory obligation that the Participant may have to the Company or any Subsidiary or Affiliate. For purposes of this Section 11, the “Company” refers to the Company and any incorporated or unincorporated affiliates of the Company, including any entity which becomes the Participant’s employer as a result of any reorganization or restructuring of the Company for any reason. The Company shall be entitled, in connection with its tax planning or other reasons, to terminate the Participant’s employment (which termination shall not be considered a termination for any purposes of this Agreement, any employment agreement, or otherwise) in connection with an invitation from another affiliate of the Company to accept employment with such affiliate in which case the terms and conditions hereof shall apply to the Participant’s employment relationship with such entity mutatis mutandis.
For purposes of this Section 11, “Competing Business” means a business (which shall include any sole proprietorship, partnership, limited partnership, limited liability partnership, limited liability company, corporation or other for-profit or not-for-profit business organization) (A) engaged in the business of owning, operating, or managing senior living facilities within the United States or (B) that, itself or with its affiliates, provides private duty healthcare or other private duty services to patients or customers within any state that the Company or its subsidiaries or affiliates provides now, or provides during the Participant’s employment, such private duty healthcare or other private duty services to patients or customers, and that derives, together with its controlled affiliates or together with its affiliates, more than 10% of its and its controlled affiliates or 10% of its and its affiliates, respectively, revenue from the provision of private duty healthcare or other private duty services to patients or customers.

(a)    Avoidance of Competition and Other Detrimental Acts During Engagement. While employed or otherwise engaged as an individual to provide services to the Company (as an employee, consultant, or otherwise), Participant will comply with each of the restrictions and obligations below.
(1)    While employed with the Company, Participant will comply at all times with Participant’s duty of loyalty to the Company as an employee or agent of the Company placed in a position of special trust and confidence. This duty shall be understood to include, but not be limited to,

(i)     an obligation not to engage or participate in the business of a Competing Business (defined below), or become employed with a Competing Business as an employee, owner, member, partner, consultant, director, or otherwise, without the express written consent of the Company,

(ii)     an obligation not to interfere with or otherwise knowingly cause harm to the Company’s ongoing or prospective business relationship with a Company employee, consultant, or individual providing services as an independent contractor, or a supplier, distributor, vendor, customer, or other person or entity that does business with the Company or that the Company has a reasonable expectation of doing business with, and

(iii)     an obligation to inform the Company of business opportunities that fall within the Company’s line of business and not pursue them for personal gain separate from the Company without the Company’s express written consent in advance, or otherwise participate in any conduct or relationship that creates a conflict of interest in violation of Company policies.

(2)    Participant will not knowingly participate in or pursue activities that harm the value of the Company’s intellectual property and will honor all agreements with the Company concerning the ownership and protection of proprietary works and intellectual property.

(b)    Avoidance of Competition and Other Detrimental Acts After Engagement.

(1)    Noncompete. The Participant agrees that during the period of the Participant’s employment with the Company or any Subsidiary or Affiliate and for the one (1) year period immediately following the termination of such employment for any reason or for no reason, the Participant shall not directly or through the direction or control of others, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five percent of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is a Competing Business (as defined herein).

(2)    Solicitation of Employees, Clients, Referral Sources, Vendors, Etc. The Participant agrees that during the period of the Participant’s employment with the Company or any Subsidiary or Affiliate, and for the two (2) year period immediately following the date of termination of such employment for any reason (the “Non-Solicit Restricted Period”), the Participant shall not, directly or indirectly, jointly or individually, on Participant’s own behalf or on behalf of or in assistance to any individual, person or entity, for any purpose or in any place:

(i)    solicit, or attempt to solicit, for employment or service, or recruit or facilitate the hire, or attempt to recruit or facilitate the hire, of any Covered Employee (as defined below) or otherwise induce or encourage any Covered Employee to terminate or sever his, her, or its employment or other relationship with the Company or any Subsidiary or Affiliate or any of their successors or assigns; or

(ii)    (x) solicit business from any Covered Person (as defined below) in connection with, on behalf of or for the benefit of a Competing Business; or (y) otherwise induce or encourage any Covered Person to terminate, change, or reduce his, her, or its relationship with the Company or any Subsidiary or Affiliate or any of their successors or assigns for any reason.

Notwithstanding the foregoing, a general advertisement or solicitation for employment that is not targeted and that does not have the effect of being targeted to any current or former Covered Employee or Covered Person shall not, by itself, be deemed to be a violation of the restrictions on solicitation contained in this Section 11(b)(2). For purposes of this Section 11(b)(2), “Covered Employee” shall mean any officer, director, employee, or agent who is employed by the Company or any Subsidiary or Affiliate or any of their successors or assigns or was so employed or engaged at any time during the twelve (12) months prior to the Participant’s termination of employment; provided, however, that any such individual who has ceased to be employed by or engaged with the Company or any Subsidiary or Affiliate for a period of at least six (6) months shall no longer be deemed a Covered Employee. “Covered Person” shall mean any customers, residents, patients, referral sources, clients, vendors, suppliers, investors, equity or financing sources, or consultants of the Company or any Subsidiary or Affiliate or any of their successors or assigns. The restrictions contained in Section 11(b)(2) are understood to be reasonably limited by geography to those locations, and counties, where the Covered Employee and Covered Person are present and available for solicitation. However, to the extent additional geographic limitations are required to make the restrictions enforceable, they shall be deemed limited to the Territory.

“Territory” means: (i) those states and counties in which the Company is engaged in business (or actively planning to engage in business in the near term) (including state and state-equivalents and county and county-equivalents therein) at the time Participant’s employment ends and/or about which Participant was provided access to Confidential Information during the Look Back Period (as defined below); and, (ii) the state and county where Participant resides.

“Look Back Period” means the last two years of Participant’s employment or such shorter period of time as Participant was actually employed or engaged to provide personal services to the Company or its subsidiaries.

(c)    Disparaging Comments. The Company and the Participant agree that during the period of the Participant’s employment with the Company or any Subsidiary or Affiliate, and any time thereafter, the Participant shall not make any disparaging or defamatory comments regarding the Company or any Subsidiary or Affiliate or any of their successors or assigns, and the Company and its Affiliates shall not make or issue any public statements which are disparaging or defamatory regarding the Participant, and after termination of such employment neither party shall make any comments concerning any aspect of the termination of their relationship. The obligations of the Company and the Participant under this Section 11(c) shall not apply to disclosures, reports, or communications required or protected by applicable law, regulation, or order of any court, arbitrator, or governmental agency, or prevent Participant from exercising Participant’s right to make reports, claims, responses, disclosures, or otherwise exercise federally- and state-protected rights (“Protected Conduct”). Protected Conduct may include a disclosure of trade secret information that complies with the restrictions in the Defend Trade Secrets Act of 2016 (DTSA). The DTSA provides that no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. It also provides that an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret except as permitted by court order.
    (d)    Confidentiality. All books of account, records, systems, correspondence, documents, memoranda, manuals, email, electronic or magnetic recordings or data and any and all other data, or compilations of such data or information, in whatever form and any copies thereof, concerning or containing any reference to the works and business of the Company or any Subsidiary or Affiliate shall belong to the Company and shall be given up to the Company whenever the Company requires the Participant to do so, other than documents pertaining to Participant’s individual compensation (such as pay stubs and benefit plan booklets). The Participant agrees that the Participant shall not at any time during the term of the Participant’s employment with the Company or any Subsidiary or Affiliate, or at any time thereafter, without the Company’s prior written consent, disclose to any individual, person or entity any Confidential Information, nor will Participant use, store, transmit, upload, copy, or download any Confidential Information, except as necessary in the performance of their job duties for the Company.
“Confidential Information” means any item or compilation of information or data, in whatever form (tangible or intangible), related to the Company’s business that Participant acquires or gains access to in the course of their employment with the Company that the Company has not authorized public disclosure of, and that is not readily available to the public or persons outside the Company through proper means. By way of example and not limitation, Confidential Information is understood to include: (1) trade secrets; (2) any financing strategies and practices, pricing strategies, structures and methods, underlying pricing-related variables such as costs, volume discounting options, and profit margins; training and operational procedures, advertising, marketing, and sales information or methodologies or financial information, business forecasts and expansion plans; (3) information relating to the Company’s or any Subsidiary’s or Affiliate’s or any of their customers’, referral sources’ or clients’ practices, businesses, procedures, systems, plans or policies, client lists, or prospective client lists; (4) information relating to residents or patients and their contract terms; and (5) associate/personnel data, including contact information. For purpose of clarity, it shall still be a violation of this Agreement for a non-management employee to wrongfully compete by sharing Confidential Information, which was obtained through the course of employment with the Company, with a competitor about other employees’ compensation and benefits for purposes of assisting such competitor in soliciting Company employees.
The Participant hereby confirms that all Confidential Information constitutes the Company’s exclusive property, and that all of the restrictions on the Participant’s activities contained in this Agreement and such other nondisclosure policies of the Company are required for the Company’s reasonable protection. Confidential Information shall not include any information that has otherwise been disclosed to the public not in violation of this Agreement. This confidentiality provision shall survive the termination of this Agreement and shall not be limited by any other confidentiality agreements entered into with the Company or any Subsidiary or Affiliate. Notwithstanding the foregoing, nothing in this Agreement (or any other Company policy or contract to which the Participant is or was subject) shall be construed to prohibit the Participant from communicating with any federal, state or local governmental agency or commission with oversight of the Company, as provided for, protected under or warranted by applicable law. Further, the restrictions provided for in this Section 11(d) shall not be construed to prohibit the use of general knowledge and experience customarily relied upon in Participant’s trade or profession that is not specific to the particular business matters of the Company (such as its business transactions, customers, residents, clients, or employees).

With respect to any Confidential Information that constitutes a “trade secret” pursuant to applicable law, the restrictions described above shall remain in force for so long as the particular information remains a trade secret or for the two (2) year period immediately following termination of the Participant’s employment for any reason, whichever is longer. With respect to any Confidential Information that does not constitute a “trade secret” pursuant to applicable law, the restrictions described above shall remain in force during Participant’s employment and for the two (2) year period immediately following termination of such employment for any reason. Nothing in the foregoing shall be construed to permit Participant to recreate records of Confidential Information from memory or retain copies of Confidential Information in any form after their employment or engagement with the Company ends. Participant understands that they should have no records of this kind in their possession or control with which to refresh their memory after Participant’s employment with the Company or any Subsidiary or Affiliate ends.

The Participant agrees that the Participant shall promptly disclose to the Company in writing all information and inventions generated, conceived or first reduced to practice by the Participant alone or in conjunction with others, during or after working hours, while in the employ of the Company or any Subsidiary or Affiliate (all of which is collectively referred to in this Agreement as “Proprietary Information”); provided, however, that such Proprietary Information shall not include (a) any information that has otherwise been disclosed to the public not in violation of this Agreement and (b) general business knowledge and work skills of the Participant, even if developed or improved by the Participant while in the employ of the Company or any Subsidiary of Affiliate. All such Proprietary Information shall be the exclusive property of the Company and is hereby assigned by the Participant to the Company. The Participant’s obligation relative to the disclosure to the Company of such Proprietary Information anticipated in this Section 11(d) shall continue beyond the Participant’s termination of employment and the Participant shall, at the Company’s expense, give the Company all assistance it reasonably requires to perfect, protect and use its right to the Proprietary Information.
(e)    Enforcement.

(1)    The Participant acknowledges that compliance with all provisions, covenants and agreements set forth in this Agreement, and the duration, terms and geographical area thereof, are reasonable and necessary to protect the legitimate business interests of the Company and its Subsidiaries and Affiliates.

(2)    The Participant acknowledges that a breach of the Participant’s obligations under this Section 11 will result in irreparable and continuing damage to the Company and/or its Subsidiaries and Affiliates for which there is no adequate remedy at law.

(3)    The Participant acknowledges that the Participant’s education, experience and/or abilities are such that the enforcement of the restrictive covenants in this Agreement will not prevent the Participant from earning a living and will not cause any undue hardship upon the Participant.

(4)    In the event of the violation by the Participant of any of the covenants contained in Section 11 the terms of each such covenant so violated shall be automatically extended from the date on which the Participant permanently ceases such violation for a period equal to the period in which the Participant was in breach of the covenant or for a period of twelve (12) months from the date of the entry by a court of competent jurisdiction of an order or judgment enforcing such covenant(s), whichever period is later; provided, however, this extension of time shall be capped, except as to violations of Section 11(d), so that the extension of time does not exceed two years from the date Participant’s employment ended, and if this extension would make the restriction unenforceable under applicable law it will not be applied.

(5)    Each of the restrictive covenants contained in this Agreement is independent of any other contractual obligations of this Agreement or otherwise owed by the Participant to the Company and/or its Subsidiaries and Affiliates. Further, should Participant be subject to an agreement with the Company containing confidentiality, non-solicitation, and/or noncompetition provisions, the restrictive covenants in this Agreement shall supplement (rather than supersede) the covenants in such other agreements (“Other Covenants”), and the Other Covenants shall remain in full force and effect. The existence of any claim or cause of action by the Participant against the Company and/or its Subsidiaries or Affiliates, whether based on this Agreement or otherwise, shall not create a defense to the enforcement by the Company and/or its Subsidiaries and Affiliates of any restrictive covenant contained in this Agreement.
(6)    Unless otherwise stated in Section 11(h), the Participant received a copy of this Agreement at least fourteen (14) days in advance of the date Participant was expected to sign it. Participant understands that the Company has advised them to use this time to consult with an attorney regarding this Agreement and that Participant has a right to do so.
    (f)    Remedies.

(1)    It is intended that, in view of the nature of the Company’s and its Subsidiaries’ and Affiliates’ business, the restrictions contained in this Agreement are considered reasonable and necessary to protect the Company’s and its Subsidiaries’ and Affiliates’ legitimate business interests and that any violation of these restrictions would result in irreparable injury to the Company and/or its Subsidiaries and Affiliates. In the event of a breach (a “Covenant Breach”) or threatened breach by the Participant of any provision contained herein, the Company and its Subsidiaries and Affiliates shall be entitled to a temporary restraining order and injunctive relief without the posting of a bond. Nothing contained herein shall be construed as prohibiting the Company or its Subsidiaries or Affiliates from pursuing any other legal or equitable remedies available to it or them for any breach or threatened breach of these provisions, including, without limitation, recoupment and other remedies specified in the Agreement. In the event of a dispute regarding, arising out of, or in connection with the breach, enforcement or interpretation of this Agreement, including, without limitation, any action seeking injunctive relief, and provided that the Company is the prevailing party, the Company shall recover from the Participant all reasonable attorneys’ fees and costs incurred by the Company in connection therewith (“Attorneys’ Fees Remedy”). The Company shall be deemed the prevailing party if it is awarded any part of the legal or equitable relief it seeks, irrespective of whether some of the relief it seeks is denied or modified. If under applicable law, the foregoing cannot be enforced without also giving Participant the right to recover attorneys’ fees and costs if deemed the prevailing party, then the foregoing sentence shall not apply and both parties shall bear their own attorney’s fees and costs instead.

(2)    In the event of a Covenant Breach, the Company shall have the authority to (i) cancel all outstanding RSUs, whether vested or unvested; (ii) cancel all shares of Stock beneficially owned by the Participant that were issued in settlement of RSUs within 12 months on or prior, or at any time after, the date of Participant’s termination of employment (“Cancellable Shares”); and (iii) recoup from the Participant any proceeds from the Participant’s sale, transfer or other disposition of Cancellable Shares; provided, however, that in the case of a Covenant Breach with respect to Section 11(b)(1) of this Addendum, the Company may not exercise such remedy unless Participant shall not have fully corrected such circumstances giving rise to the Covenant Breach under Section 11(b)(1) within thirty (30) days following written notification from the Company. The Company is hereby authorized by the Participant, as the Participant’s attorney-in-fact, to execute all documents and undertake any required action on behalf of the Participant to transfer any Cancellable Shares back to the Company, after which the Participant shall not have any right, title, or interest of any kind to the Cancellable Shares. Participant acknowledges and agrees that the Company has no obligation of any kind to the Participant with respect to the cancellation of RSUs or the Cancellable Shares, or the recoupment of proceeds from the disposition of Cancellable Shares, pursuant to this Section, including, but not limited to, reimbursement for any taxes previously paid by the Participant with respect to Cancellable Shares. This remedy shall be in addition to all other remedies, including those set forth in this Agreement and any other agreements between the parties. If Participant resides in California, for so long as Participant resides in California, this subsection (f)(2) shall not apply.

(g)    Company Intellectual Property. Participant recognizes that all Works conceived, created, or reduced to practice by Participant, alone or jointly with others, during Participant’s employment related to the business of owning, operating, or managing senior living facilities or providing private duty healthcare or other services to patients or customers shall to the fullest extent permissible by law be considered the Company’s sole and exclusive property and “works made for hire” as defined in the U.S. Copyright Laws for purposes of United States law and the law of any other country adhering to the “works made for hire” or similar notion or doctrine, and will be considered the Company’s property from the moment of creation or conception forward for all purposes without the need for any further action or agreement by Participant or the Company. If any such Works or portions thereof shall not be legally qualified as a works made for hire in the United States or elsewhere, or shall subsequently be held to not be a work made for hire or not the exclusive property of the Company, Participant hereby assigns to the Company all of Participant’s rights, title and interest, past, present, and future, to such Works. Participant will not engage in any unauthorized publication or use of such Company Works, nor will Participant use same to compete with or otherwise cause damage to the business interests of the Company. “Works” mean original works of authorship, including, but not limited to: literary works (including all written material), mask works, computer programs, formulas, tests, notes, data compilations, databases, artistic and graphic works (including designs, graphs, drawings, blueprints, and other works), recordings, models, photographs, slides, motion pictures, and audio visual works; whether copyrightable or not, and regardless of the form or manner in which documented or recorded.

(h)    State-Specific Modifications.

(1)     Alabama Addendum. If a court of competent jurisdiction deems that Alabama law applies, then: (i) the definition of “Non-Solicit Restricted Period” shall be modified to include the period of the Participant’s employment with the Company or any Subsidiary or Affiliate, and the eighteen (18) month period immediately following the date of termination of such employment for any reason; and (ii) the definition of “Covered Employee” shall be modified to be further limited to those employees who are uniquely essential to the management, organization, or service of the business (such as an employee involved in management or significant customer sales or servicing).

(2)     California Addendum. Notwithstanding anything in the Agreement or the Addendum to the contrary, if Participant resides in California, then for so long as Participant resides in California:

The Governing Law clause in Section 12 shall not be applied to deprive Participant of the protections or benefits of California law, and nothing in this Agreement shall require Participant to litigate a claim relating to this Section 11 outside of California. Section 11(b)(1) and (2) shall not apply after Participant’s employment with the Company ends. However, any conduct relating to the solicitation of Company’s residents, patients, referral sources, clients, vendors, suppliers, investors, equity or financing sources, consultants, or employees that involves the misappropriation of the Company’s trade secret information, such as its protected customer information, will remain prohibited conduct at all times, and nothing in this Agreement shall be construed to limit or eliminate any rights or remedies the Company would have against Participant under trade secret law, unfair competition law, or other laws applicable in California absent this Agreement. The Attorneys’ Fees Remedy in the last three sentences of Section 11(f)(1) shall be replaced with the following language: “In the event that the Company is successful in securing any temporary, preliminary, and/or permanent injunctive relief, and/or an award of damages or other judicial relief against Participant in connection with any breach of this Agreement, Participant agrees that the Company shall also be entitled to recover all remedies that may be awarded by a court of competent jurisdiction or arbitrator and any other legal or equitable relief allowed by law.”

(3)    Colorado Addendum. Notwithstanding anything in the Agreement or the Addendum to the contrary, if Participant resides in Colorado, then for so long as Participant resides in Colorado:

The Governing Law clause in Section 12 shall not be applied to deprive Participant of the protections or benefits of Colorado law, and nothing in this Agreement shall require Participant to litigate a claim relating to this Section 11 outside of Colorado. The non-competition covenant in Section 11(b)(1) and the Covered Person non-solicitation in Section 11(b)(2)(ii) will not be enforceable against Participant unless Participant’s earnings from the Company, when annualized, exceed the equivalent of $112,500 per year or the earnings threshold in effect as adjusted annually by the Colorado Division of Labor Standards and Statistics in the Department of Labor and Employment. The definition of “Covered Person” shall be modified to cover only those customers, residents, patients, referral sources, clients, vendors, suppliers, investors, equity or financing sources, or consultants with respect to which Participant would have been provided trade secret information during the last two years of Participant’s employment with the Company. Participant stipulates that the non-competition and covered person non-solicitation obligations in Sections 11(a), 11(b)(1), and 11(b)(2)(ii) are reasonable and necessary for the protection of trade secrets within the meaning § 8-2-113(2)(b) (the “Colorado Noncompete Act”). Participant acknowledges that they received notice of the covenant not to compete and its terms before Participant accepted an offer of employment, or, if a current employee at the time Participant enters into this Agreement, at least fourteen (14) days before the earlier of the effective date of the Agreement or the effective date of any additional compensation or change in the terms or conditions of employment that provides consideration for the covenant not to compete.

(4)    Georgia Addendum. If a court of competent jurisdiction deems that Georgia law applies, then: (a) the definition of “Confidential Information” will be understood to exclude information voluntarily disclosed to the public by the Company (excluding unauthorized disclosures by Participant or others), information that is the result of independent development by others, and information that is otherwise available in the public domain through lawful means.

Nothing in this Agreement, including the definition of Confidential Information, limits or alters the definition of what constitutes a trade secret under any federal or state law designed to protect trade secrets; and (b) nothing in the covered person non-solicitation obligations in Section 11(b)(2)(ii) shall restrict Participant from accepting business from a Covered Person so long as Participant did not solicit, assist in soliciting, facilitate the solicitation of, provide, or offer to provide services to the Covered Person (regardless of who first initiated contact) or use Confidential Information to encourage or induce the Covered Person to withdraw, curtail, or cancel its business with the Company or in any other manner modify or fail to enter into any actual or potential business relationship with the Company.

(5)    Idaho Addendum. If a court of competent jurisdiction deems that Idaho law applies, then the definition of “Non-Compete Restricted Period” shall be modified to include the period of the Participant’s employment with the Company or any Subsidiary or Affiliate, and the twelve (12) month period immediately following the date of termination of such employment for any reason.

(6)    Indiana Addendum. If a court of competent jurisdiction deems that Indiana law applies, then: the definition of “Covered Employee” shall be modified to be further limited to employees who have access to or possess any Confidential Information that would give a competitor an unfair advantage.

(7)    Illinois Addendum. If a court of competent jurisdiction deems that Illinois law applies, then: (i) Participant acknowledges that the equity they receive under this Agreement is mutually agreed upon consideration that is adequate and sufficient to make the covenants in Section 11 immediately binding and enforceable against them; (ii) the non-competition restrictions in Section 11(b)(1) shall not apply if Participant earns equal to or less than $75,000 annually (“Non-Competition Earnings Threshold”) (with the Non-Competition Earnings Threshold increasing by $5,000 every five years from January 1, 2027 through January 1, 2037); (iii) the Covered Person non-solicit obligations and employee non-solicit obligations in Section 11(b)(2) shall not apply if Participant earns equal or less than $45,000 annually (“Non-Solicit Earnings Threshold”) (with the Non-Solicit Earnings Threshold increasing by $2,500 every five years from January 1, 2027 through January 1, 2037). Participant further agrees that if, at the time Participant signs the Agreement, Participant’s earnings do not meet the Non-Competition Earnings Threshold and/or the Non-Solicit Earnings Threshold, then the non-competition provision contained in Section 11(b)(1), will automatically become enforceable against Participant if and when Participant begins earning an amount equal to or greater than the Non-Competition Earnings Threshold, and the Covered Person non-solicit obligations and employee non-solicit obligations in Section 11(b)(2) will automatically become enforceable against Participant if and when Participant begins earning an amount equal to or greater than the Non-Solicit Earnings Threshold; and (iv) the Attorneys’ Fees Remedy in the last three sentences of Section 11(f)(1) relating to attorneys’ fees shall be replaced with the following language: “In the event that any action is filed to enforce the terms and conditions of Section 11 of this Agreement, the prevailing party in the action will recover from the non-prevailing party, in addition to any other sum that either party may be called upon to pay, a reasonable sum for the prevailing party’s attorney’s fees and costs. The Company shall be deemed the prevailing party if it is awarded any part of the legal or equitable relief it seeks, irrespective of whether some of the relief it seeks is denied or modified.”

(8)    Louisiana Addendum. If a court of competent jurisdiction deems that Louisiana law applies, then: (a) the meaning of Participant’s “Territory” shall be understood to include the parishes (and equivalents) in the following list so long as Company continues to carry on business therein: Acadia, Allen, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Cameron, Catahoula, Desoto, Evangeline, Grant, Iberia, Jefferson Davis, Jefferson, Lafayette, LaSalle, Natchitoches, Orleans, Rapides, Red River, St. Charles, St. John the Baptist, St. Landry,

St. Martin, St. Tammany, Tangipahoa, Vermillion, Vernon, Washington, Webster; and (b) Participant’s Covered Person non-solicit obligations (as well as their non-compete obligations) shall be limited to the parishes and counties (or their equivalents) from the foregoing list that fall within Participant’s Territory. Participant agrees that the foregoing provides Participant with adequate notice of the geographic scope of the restrictions contained in the Agreement by name of specific parish or parishes (and equivalents), municipality or municipalities, and/or parts thereof.

(9)    Maine Addendum. If a court of competent jurisdiction deems that Maine law applies, then: (i) Participant acknowledges that if Participant is being initially hired by Company (or its Subsidiary or Affiliate) that Participant was notified a noncompete agreement would be required prior to their receiving a formal offer of employment from Company (or its Subsidiary or Affiliate) and Participant received a copy of the Agreement at least three business days before they were required to sign the Agreement; (ii) Section 11(b)(1) will not take effect (to restrict Participant post-employment) until one year of employment or a period of six months from the date the agreement is signed, whichever is later; and (iii) Section 11(b)(1) shall not apply if Participant earns at or below 400% of the federal poverty level.
(10)    Massachusetts Addendum. If a court of competent jurisdiction deems that Massachusetts law applies, then: (i) Participant acknowledges that the opportunity to receive equity under this Agreement is mutually agreed upon consideration that is adequate and sufficient to make the covenants in Section 11(b)(1) to be immediately binding and enforceable against them; (ii) the definition of “Non-Compete Restricted Period” shall be modified to include the period of the Participant’s employment with the Company or any Subsidiary or Affiliate, and the twelve (12) month period immediately following the date of termination of such employment for any reason; however, if Participant breaches their fiduciary duty to the Company (or any Subsidiary or Affiliate) and/or has unlawfully taken, physically or electronically, any Company records, then the Non-Compete Restricted Period shall be extended to a period of two (2) years from the cessation of employment with the Company or any Subsidiary or Affiliate; (iii) the non-compete in Section 11(b)(1) shall only apply post-employment if Participant’s employment ends voluntarily or involuntarily for cause. Participant understands that for the limited purposes of the application of the non-competition restriction in Section 11(b)(1) of the Agreement, “cause” to terminate Participant’s employment exists if Participant has: (A) materially breached any obligations under any applicable employment, confidentiality, nonsolicitation, invention assignment, or noncompetition agreement with the Company; (B) been convicted of or entered a plea of guilty or nolo contendere to, or admission to facts sufficient for a finding of guilt for, any crime constituting a felony or any misdemeanor involving fraud, dishonesty and/or moral turpitude; (C) neglected, refused, or failed to discharge their duties (other than due to physical or mental illness) commensurate with their title and function, or their failure to comply with a lawful direction of the Company; (D) breached their duty of loyalty or fiduciary duty to the Company; (E) violated the Company’s policy or policies; (F) engaged in unlawful discrimination or harassment; (G) engaged in any other willful misconduct which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company; and/or (H) engaged in any other act that is accepted as cause for termination under the common law of the Commonwealth of Massachusetts. Nothing in this herein shall be construed to eliminate or modify the “at-will” nature of the parties’ relationship; (iv) Participant acknowledges that they are been advised of their right to consult with an attorney about this Agreement and has been given an opportunity to do so; (v) Participant acknowledges that if they are being initially hired by the Company that they received a copy of this Agreement with their first formal offer of employment from the Company or at least ten (10) business days before commencement of Participant’s employment by the Company, whichever came first; and if Participant was already employed by the Company at the time of signing this Agreement, that Participant was provided a copy hereof at least ten (10) business days before the effective date of this Agreement; (vi) the tolling language in Section 11(e)(4) shall only apply to any breach of

Section 11(b)(2) (i.e., the tolling language shall not apply to Section 11(b)(1)); and (vii) any dispute relating to or arising out of Section 11 shall be exclusively finally resolved by a state or federal court located in the county where Participant resides or the business litigation session of the superior court in Suffolk County, Massachusetts and the parties to this Agreement hereby consent to personal jurisdiction therein.

(11)    Missouri Addendum. If a court of competent jurisdiction deems that Missouri law applies, then: the definition of “Covered Employee” will be modified to exclude from its definition any employee who provides only secretarial or clerical services.
(12)    Nebraska Addendum. If a court of competent jurisdiction deems that Nebraska law applies, then: (a) the definition of “Covered Person” shall be further limited to those Covered Persons with which Participant, alone or in combination with others, handled, serviced, or solicited at any time during the Look Back Period; and (b) the non-compete in Section 11(b)(1) shall not apply after Participant’s employment with Company (or its Subsidiary or Affiliate) ends.

(13)    Nevada Addendum. If a court of competent jurisdiction deems that Nevada law applies, then: (i) Participant acknowledges that the equity they receive under this Agreement is mutually agreed upon consideration that is valuable and sufficient to make the covenants in Section 11(b)(1) to be immediately binding and enforceable against them; (ii) the non-competition in Section 11(b)(1) and the Covered Person non-solicit obligations in Section 11(b)(2)(ii) do not preclude Participant from providing services to any former customer, resident, patient, referral source, client, vendor, supplier, investor, equity or financing source, or consultant of the Company if: (A) Participant did not solicit the former customer, resident, patient, referral source, client, vendor, supplier, investor, equity or financing source, or consultant; (B) the customer, resident, patient, referral source, client, vendor, supplier, investor, equity or financing source, or consultant voluntarily chose to leave and seek services from Participant; and (C) Participant is otherwise complying with the limitations in Section 11 of this Agreement as to time, geographical area and scope of activity to be restrained; and (iii) if Participant’s employment with the Company (or its Subsidiary or Affiliate) is terminated as a result of a reduction in force, reorganization or similar restructuring of the Company (or its Subsidiary or Affiliate), the noncompetition covenant in Section 11(b)(1) will only be enforceable during the period in which Company is paying Participant’s salary, benefits, or equivalent compensation, including without limitation, severance pay, if it elects to make such a payment.

(14)    New Hampshire Addendum. If a court of competent jurisdiction deems that New Hampshire law applies, then Participant acknowledges that Participant was given a copy of this Agreement prior to a change in job classification or acceptance of an offer of employment.

(15)    New York Addendum. If a court of competent jurisdiction deems that New York law applies, then: “Covered Person” shall be modified to exclude from its definition any customers, residents, patients, referral sources, clients, vendors, suppliers, investors, equity or financing sources, or consultants of the Company or any Subsidiary or Affiliate which entered into a business relationship with the Company (or its Subsidiary or Affiliate) as a result of Participant’s independent contact and business development efforts with the customer prior to and independent from Participant’s employment with Company (or its Subsidiary or Affiliate).

(16)    North Carolina Addendum. If a court of competent jurisdiction deems that North Carolina law applies, then: the Look Back Period shall be calculated looking back one year from the date the employment ends or two years from the date of enforcement and not from the date employment ends, whichever provides the Company the greatest protection and is enforceable under applicable law.

(17)    Oklahoma Addendum. If a court of competent jurisdiction deems that Oklahoma law applies, then: (i) the non-competition restrictions in Section 11(b)(1) shall not apply after Participant’s employment with Company (or its Subsidiary or Affiliate) ends; and (ii) the Covered Person non-solicit obligations shall all be amended to provide that notwithstanding anything in it to the contrary, Participant shall be permitted to engage in the same business as that conducted by Company or in a similar business as long as Participant does not directly solicit the sale of goods, services or a combination of goods and services from the established customers, residents or patients of the Company or its Subsidiary or Affiliate.

(18)    Oregon Addendum. If a court of competent jurisdiction deems that Oregon law applies, then: (i) the definition of “Non-Compete Restricted Period” shall be modified to include the period of the Participant’s employment with the Company or any Subsidiary or Affiliate, and the twelve (12) month period immediately following the date of termination of such employment for any reason; and (ii) unless the Company chooses to compensate Participant as allowed under the Oregon Noncompete Act (Or. Rev. Stat. § 653 et seq.), the restrictions in Section 11(b)(1) shall only apply to Participant if: (A) they are engaged in administrative, executive or professional work and perform predominantly intellectual, managerial, or creative tasks, exercise discretion and independent judgment and earn a salary and am paid on a salary basis; (B) the Company has a “protectable interest” (meaning, access to trade secrets or competitively sensitive confidential business or professional information that otherwise would not qualify as a trade secret, including product development plans, product launch plans, marketing strategy or sales plans); and (C) the total amount of Participant’s annual gross salary and commission, calculated on an annual basis, at the time of my termination, exceeds $100,533 (or the earnings threshold in effect based on annual adjustment for inflation pursuant to the Consumer Price Index for All Urban Consumers, West Region (All Items), as published by the Bureau of Labor Statistics of the United States Department of Labor immediately preceding the calendar year of Participant’s termination). In addition, if Participant is a new employee, Participant acknowledges that they were notified in a written offer of employment received two weeks before the commencement of employment that a noncompetition agreement was a condition of employment.

(19)    Utah Addendum. If a court of competent jurisdiction deems that Utah law applies, the definition of “Non-Compete Restricted Period” shall be modified to include the period of the Participant’s employment with the Company or any Subsidiary or Affiliate, and the twelve (12) month period immediately following the date of termination of such employment for any reason.

(20)    Virginia Addendum. If a court of competent jurisdiction deems that Virginia law applies, then: (i) the parties agree that the non-competition and non-solicitation obligations are reasonably limited in nature and do not prohibit employment with a competing business in a non-competitive position; and (ii) if Participant resides in Virginia and their average weekly earnings calculated as provided for under Code of Virginia § 40.1-28.7:7 (the “Virginia Act”), are less than the average weekly wage of the Commonwealth as determined pursuant to subsection B of § 65.2-500 or Participant otherwise qualifies as a “low-wage employee” under the Virginia Act then the non-competition obligations in Section 11(b)(1) shall not apply to Participant and nothing in the Covered Person non-solicit obligations in Section 11(b)(2)(ii) shall restrict Participant from providing a service to a Covered Person if Participant does not initiate contact with or solicit the Covered Person. Participant shall not be considered a “low-wage employee” if Participant’s earnings are derived, in whole or in predominant part, from sales commissions, incentives, or bonuses paid to the employee by Company (or its Subsidiary or Affiliate).

(21)    Washington Addendum. Notwithstanding anything in the Agreement or the Addendum to the contrary, if Participant resides in Washington, then for so long as Participant resides in Washington:

The Governing Law clause in Section 12 shall not be applied to deprive Participant of the protections or benefits of the Washington Noncompete Act (Rev. Code of Wash. (RCW) §§ 49.62.005 - 900) (the “Washington Act”) and nothing in this Agreement shall require Participant to litigate a claim relating to this Section 11 outside of Washington. Section 11(b)(2) of this Addendum is modified to during employment and for a period of eighteen (18) months immediately following the date of Participant’s termination from the Company and to only prohibit solicitation by Participant (i) of any Covered Employee of the Company to leave employment with the Company, and (ii) of any Covered Person of the Company to cease or reduce the extent to which it is doing business with the Company; in accordance with the definition of an enforceable “Nonsolicitation Agreement” under the Washington Act. The non-competition covenant in Section 11(b)(1) will not be or become enforceable against Participant unless or until Participant’s earnings from the Company, when annualized, exceed the equivalent of $116,594 per year or the then inflation-adjusted equivalent in accordance with the requirements of the Washington Act. “Covered Person” means a customer (including a resident or patient) of the Company or any Subsidiary or Affiliate or any of their successors or assigns that Participant had material contact with during the two (2) years prior to Participant’s termination of employment. Material contact will be presumed present if in the two-year period Participant (or persons under Participant’s supervision) had contact with the customer, resident, or patient, or Participant was provided Confidential Information about the customer, resident, or patient, or Participant received commissions or other beneficial credit for business conducted with the customer, resident, or patient. “Covered Employee” shall mean any employee who is employed by the Company or any Subsidiary or Affiliate or any of their successors or assigns or was so employed at any time during the twelve (12) months prior to the Participant’s termination of employment and with whom Participant worked, whom Participant supervised, or about whom Participant acquired Confidential Information. Further, in addition to the other forms of Protected Conduct, nothing in the Agreement prohibits disclosure or discussion of conduct Participant reasonably believes to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy.

(22)    Wisconsin Addendum. If a court of competent jurisdiction deems that Wisconsin law applies, then: (i) the tolling language in Section 11(e)(4) shall not apply; and (ii) the definition of “Covered Employee” shall be modified to be further limited to those employees who are either entrusted with Confidential Information or employed in a position essential to the management, organization, or service of the business (such as, but not limited to maintaining Company’s or its Subsidiary’s or Affiliate’s customer and other key relationships).

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